Exhibit 10.4

Execution version

AMENDMENT AGREEMENT NO. 3
dated ____ July 2023

in respect of

BOND TERMS

dated 5 January 2021

between, amongst others,

SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY

as Issuer

and

NORDIC TRUSTEE AS
as Bond Trustee
on behalf of the Bondholders

in the bond issue

Solis Bond Company Designated Activity Company FRN Senior Secured EUR 200,000,000

Green Bonds 2021/2024

ISIN NO0010914914

TABLE OF CONTENTS

1.	BACKGROUND	3

2.	DEFINITIONS AND INTERPRETATION	3

3.	conditions precedent and subsequent	4

4.	AMENDMENTS TO THE BOND TERMS	4

5.	Fees, costs and expenses	7

6.	REPRESENTATIONS	7

7.	Continuity and further assurance	7

8.	MISCELLANEOUS	8

9.	Governing law and jurisdiction	8

Schedule 1 Conditions Precedent and Subsequent		10

THIS AMENDMENT AGREEMENT no. 3 (the "Agreement") is made on __ July 2023 by and between:

(1)	SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY, a company existing under the laws of Ireland with registered office address at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, D15 PK64, Dublin and company registration number 679734, as issuer (the "Issuer");

(2)	ALTERNUS ENERGY GROUP PLC, a public limited company incorporated under the laws of Ireland having its registered office address at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, D15 PK64, Dublin, with company number 642708 (the "Parent"); and

(3)	NORDIC TRUSTEE AS, Norwegian registration no. 963 342 624, with registered offices at Kronprinsesse Märthas plass 1, N-0160 Oslo, Norway as bond trustee on behalf of the Bondholders (the "Bond Trustee").

1.	BACKGROUND

(A)	Pursuant to the bond terms dated 5 January 2021 (as amended by an amendment agreement no. 1 dated 5 July 2021 and an amendment agreement no. 2 dated 16 May 2023, the "Bond Terms"), made between the Issuer as issuer and the Bond Trustee as bond trustee for the Bondholders, the Issuer has issued a series of bonds (with ISIN NO0010914914) in an aggregate amount equal to EUR 140,000,000 (together the "Bonds") subject to the terms and conditions of the Bond Terms.

(B)	On 16 May 2023 the Bond Trustee issued a notice of a written resolutions in which the Issuer put forward to the Bondholders a proposal to make certain amendments to the Bond Terms (the "Written Resolutions Request"). The Written Resolutions Request was approved and resolved on 2 June 2023.

(C)	This Agreement sets out the amendments to the Bond Terms as approved by the Bondholders pursuant to the approved and resolved Written Resolutions Request.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions

Terms and expressions defined in the Bond Terms shall have the meaning assigned to them therein when used in this Agreement (including in the preamble) unless otherwise specifically defined or expressed herein. In addition:

"Effective Date" means the date on which the Bond Trustee is satisfied that all conditions precedent set out in Part I (Conditions Precedent) of Schedule 1 (Conditions Precedent and Subsequent) have been met or waived. The Bond Trustee shall notify the Issuer upon being so satisfied.

"Party" means a party to this Agreement.

2.2	Construction

The provisions of Clause 1.2 (Construction) of the Bond Terms apply to this Agreement as if they were set out herein in their entirety.

SECTION 2

AMENDMENTS

3.	conditions precedent and subsequent

3.1	Effective Date

(a)	Subject to satisfaction or waiver of the conditions precedent set out in Part I (Conditions Precedent) of Schedule 1 (Conditions Precedent and Subsequent), which shall be in form and substance satisfactory to the Bond Trustee, the Parties agree that on and with effect from the Effective Date the Bond Terms shall be amended as set out in Clause 4 (Amendments to the Bond Terms).

(b)	Furthermore, with effect from the Effective Date, references in the Bond Terms to "this Bond Terms", "hereof", "hereby", "hereto", and the like and references to the "Bond Terms" in any other Finance Document shall be construed as references to the Bond Terms as amended by this Agreement.

3.2	Conditions subsequent

(a)	Each of the Issuer and the Parent shall deliver (and shall procure that each other relevant Obligor deliver) to the Bond Trustee all documents mentioned in paragraph (b) of Clause 7.2 (Security confirmation) of this Agreement and all documents listed in Part II (Conditions Subsequent) of Schedule 1 (Conditions Precedent and Subsequent) to this Agreement, in form and substance acceptable to the Bond Trustee, on or before 31 July 2023.

(b)	If the Issuer and/or the Parent (as the case may be) fails to comply with this Clause 3.2 (Conditions subsequent), the Bond Trustee may by notice to the Issuer and the Parent declare:

(i)	that the Issuer and the Parent are in breach of their obligations contained herein and as a consequence thereof the amendments set out in Clause 4 (Amendments to the Bond Terms) of this Agreement shall be reversed and become null and void; and

(ii)	Event of Default under the Bond Terms and accelerate the Bonds in accordance with Clause 14.2 (Acceleration of the Bonds) and Clause 14.3 (Bondholders' instructions) of the Bond Terms (as the case may be).

4.	AMENDMENTS TO THE BOND TERMS

(a)	The following definition shall be added to Clause 1.1 (Definitions) of the Bond Terms:

"Board Appointment" has the meaning given to it in Clause 13.2.12.

(b)	The following definitions included in the Bond Terms shall be deleted;

"Equity Cure"

"Equity Offering"

"Sale Proceeds"

"Sales and Repayment Cure"

(c)	Clause 13.2.12 (Equity Cure) shall be deleted.

(d)	Clause 13.2.13 (Sales and Repayment Cure) shall be deleted.

(e)	Clause 13.2.3 (Disposals) shall be amended to read as follows:

The Issuer shall not, and shall ensure that no other Restricted Group Company shall, sell, or otherwise dispose of, all or a substantial part of such Restricted Group Company's assets or operations (save for intra-group reorganisations within the Restricted Group) unless:

(a)	the transaction is carried out a fair market value, on terms and conditions customary for such transactions;

(b)	such transaction would not have a Material Adverse Effect; and

(c)	all proceed from such transaction is transferred to a pledged and blocked bank account for the benefit of the Bond Trustee (on behalf of itself and the Bondholders).

(f)	Clause 13.3.6 (Temporarily Waiver) shall be included in the Bond Terms and read as follows:

Until but excluding 30 September 2023, the Liquidity covenant set out in Clause 13.3.1 (Liquidity), the Equity Ratio covenant set out in Clause 13.3.2 (Equity Ratio) and the Leverage Ratio covenant set out in Clause 13.3.3 (Leverage Ratio) shall be temporarily waived.

(g)	New paragraph (h) shall be added to Clause 12.6 (Temporarily Waiver) of the Bond Terms and read as follows:

(h)	To ensure adequate and clear communication between the Issuer and the Bond Trustee moving forward, the Issuer shall provide the Bond Trustee, its advisors and the Bond Trustee's board representatives (as referred to below) access to all information requested (acting reasonably), including access to:

(i)	data-rooms or reports prepared or held by the Issuer, its Parent or any of the Parent's subsidiaries;

(ii)	financial advisors of the Parent and the Issuer; and

(iii)	any relevant employee and/or officer of the Parent, Issuer and any other Obligor.

(i)	New Clause 13.2.12 (Appointment of board members) shall be included in the Bond Terms to reflect the immediate right provided to the Bond Trustee upon the Written Resolution dated 16 May 2023 being resolved to require the appointment of half the members of the board of directors of the Issuer as follows:

13.2.12   Appointment of board members

(a)	The Bond Trustee shall, upon the request of a Bondholders holding a majority of the Bonds, have the right to require the Issuer to immediately pass a resolution to appoint half the members of the Issuer's board of directors as nominated and directed by the Bond Trustee, with such board members having the casting votes upon any dead-lock/equal number of votes (the "Board Appointment");

(b)	any liability for such board members shall be covered by an adequate D&O Insurance (as determined by the Bond Trustee in consultation with its legal advisor);

(c)	any costs connected with such Board Appointment (including remuneration for such appointed board members) shall be covered by the Issuer, and such costs shall also have priority ranking as the Bond Trustee's own cost and expenses in accordance with Clause 8.3 and Clause 16.4 of the Bond Terms; and

(d)	any remuneration for such board members will be decided by the Bond Trustee in consultation with a majority of the Bondholders and be covered by the Issuer in accordance with paragraph (c) above.

(j)	New Clause 13.2.13 (Perfection of Transaction Security) shall be included in the Bond Terms and read as follows:

13.2.13 Perfection of Transaction Security

The Issuer shall ensure that, upon the Bond Trustee's request (acting at its discretion), any Transaction Security, including any Share Charge or Share Pledge, required to be perfected as a legal mortgage, such perfection is promptly made at the Issuer's cost (such cost to include, but not limited to, costs for any legal advisor, any perfection cost and cost for any requested legal opinion).

(k)	New Clause 13.2.14 (Share Purchase Option) shall be included in the Bond Terms and read as follows:

13.2.13  Share Purchase Option

If the Parent and the Issuer has not by 30 September 2023 repaid the Bonds in full, the Bond Trustee (acting on behalf of Bondholders) shall have the right to purchase 100% of the shares in the Issuer for a full and final consideration of EUR 1 and request transfer of the shares of the Issuer to the Bond Trustee (acting on behalf of the Bondholders), or a party nominated by the Bond Trustee.

SECTION 3

 MISCELLANEOUS

5.	Fees, costs and expenses

5.1	Transaction expenses

The Issuer shall promptly on demand pay the Bond Trustee the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing, execution, perfection, amendment, enforcement and preservation of this Agreement and any other documents referred to in this Agreement.

5.2	Non-recoverable costs

The costs and expenses specified in this Clause 5.2 (Fees, costs and expenses) shall be payable by the Issuer in any event and shall under no circumstances be recoverable. The Issuer's obligation to pay any costs and expenses hereunder shall survive the termination date of the Bonds and of this Agreement.

6.	REPRESENTATIONS

6.1	Representations and warranties

(a)	The Issuer hereby represents and warrants to the Bond Trustee that as of the date of this Agreement all representations and warranties set out in Clause 7 (Representations and warranties) of the Bond Terms are true in all material respects, save for the Liquidity covenant set out in Clause 13.3.1 (Liquidity), the Equity Ratio covenant set out in Clause 13.3.2 (Equity Ratio) and the Leverage Ratio covenant set out in Clause 13.3.3 (Leverage Ratio) which shall be temporarily waived.

(b)	The representations and warranties are deemed to be repeated on the Effective Date, with reference to the facts and circumstances then existing.

(c)	The Issuer acknowledges that the Bond Trustee has entered into this Agreement in full reliance on the representations and warranties made by it pursuant to this Clause 6.

7.	Continuity and further assurance

7.1	Continuing obligations

The Issuer confirms that, notwithstanding the amendments effected by this Agreement each Finance Document (save for the amendments described above and/or any other amendment agreement) to which it is a party shall continue in full force and effect and shall extend to the liabilities and the obligations of the Issuer, under the Bond Terms as amended by this Agreement and all other Finance Documents.

7.2	Security confirmation

(a)	In consideration for the entry into this Agreement, each of the Issuer and the Parent confirms, acknowledges and agrees that the Security created or purporting to be created by it and in the case of the Issuer each other Obligor under any Transaction Security Documents shall, save as amended by this Agreement, continue in full force and effect as continuing security and extend to and secure all the liabilities and obligations of the Issuer under the Bond Terms (including, for the avoidance of doubt, any such liabilities and obligations as amended by the terms of this Agreement).

(b)	Without prejudice to the generality of paragraph (a) above, the Issuer and the Parent hereby undertakes to also enter into any required Italian law governed confirmation and extension deeds with respect all existing Transaction Security governed by Italian law created by it, and will procure that each of its Subsidiaries will enter into any required Italian law governed confirmation and extension deeds with respect to all existing Transaction Security governed by Italian law created by each of them (if any), in each case, in form and substance satisfactory to the Bond Trustee and by no later than 21 July 2023.

8.	MISCELLANEOUS

8.1	Finance Document

This Agreement is a Finance Document for the purpose of the Bond Terms.

8.2	Effective Date

If the Effective Date has not occurred on or prior to 21 July 2023, this Agreement shall terminate and no amendments pursuant to this Agreement will come into effect.

8.3	Incorporation of terms

The provisions of Clause 18.3 (Notices, contact information) of the Bond Terms shall apply correspondingly to this Agreement.

SECTION 4

GOVERNING LAW AND ENFORCEMENT

9.	Governing law and jurisdiction

9.1	Governing law

(a)	Subject to (b) below, this Agreement and any dispute arising out of or in connection with it, shall be governed by, and construed in accordance with Norwegian law.

(b)	Paragraph (a) of Clause 7.2 (Security Confirmation) shall be governed by the laws of Ireland to the extent the Transaction Security is governed by the laws of Ireland.

9.2	Jurisdiction

(a)	The courts of Norway, with Oslo district court (Nw. Oslo tingrett) have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement a "Dispute").

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 9.2 (Jurisdiction) is for the benefit of the Bond Trustee only. As a result, the Bond Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bond Trustee may take concurrent proceedings in any number of jurisdictions.

9.3	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints Advokatfirmaet Thommessen AS as its agent for service of process in relation to any proceedings in connection with this Agreement; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

[Signature page to follow]

Schedule 1
Conditions Precedent and Subsequent

Part I

Conditions Precedent

1.	The Issuer, Midco and the Parent

(a)	A copy of the constitutional documents of the Issuer, the Parent and Midco.

(b)	A copy of a resolution of the board of directors of the Issuer and the Parent:

(i)	approving the terms of, and the transactions contemplated by, the Agreement and any other Finance Documents or Transaction Documents (as defined below) (together the "CP Documents") to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the CP Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the CP Documents to which it is a party.

(c)	All necessary corporate resolutions as required for the issuance of the Preference Share of Midco.

(d)	If applicable, a copy of a resolution signed by all the holders of the issued shares in the Issuer or a resolution of the board of directors of the holder of the issued shares in the Issuer, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Issuer is a party.

(e)	A copy of a certificate from a director of each of the Issuer and the Parent confirming that each copy document relating to it set out in Part I (Conditions Precedent) of this Schedule 1 is correct, complete and in full force and effect as at the Effective Date and including a specimen signature of each person authorised by the resolutions referred to in paragraph (b) above.

2.	Finance Documents

(a)	This Agreement duly executed by the parties hereto and any other agreement required for the implementation of the amendments, duly executed by the parties thereto.

(b)	Any other agreement (including any amendment, confirmation or similar documents in respect of any Security), notice, undertaking, documents and registration or other action required to implement the relevant terms of the Proposal (the "Transaction Documents"), duly executed by the parties thereto.

3.	Other documents and evidence

(a)	No Event of Default having occurred and being continuing (unless the Event of Default have been waived).

(b)	Settlement of any fees or costs incurred by of the Bond Trustee, its advisors and nominees.

(c)	Continuation of the on-going process connected to sale of PV Assets, refinancing, and/or equity raise and regular updates of such processes to the Bond Trustee and its advisors.

4.	Legal opinion

The delivery to the Bond Trustee of any legal opinions as may be reasonably required by the Bond Trustee in relation to the implementation of the Proposal and confirming the due execution by the Issuer of the Agreement and any other Finance Document or Transaction Document.

Part II

Conditions Subsequent

1.            The Obligors

(a)	A copy of the constitutional documents of the relevant Obligor.

(b)	A copy of a resolution of the board of directors of the relevant Obligor:

(i)	approving the terms of, and the transactions contemplated by any Finance Documents or any other document that to which it is a party and resolving that it execute, deliver and perform the Finance Documents and any other document to which it is a party (together the "CS Documents");

(ii)	authorising a specified person or persons to execute all CS Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Documents to which it is a party.

(c)	If applicable, a copy of a resolution signed by all the holders of the issued shares in the relevant Obligor or a resolution of the board of directors of the holder of the issued shares in the relevant Obligor, approving the terms of, and the transactions contemplated by, the Documents to which the Obligor is a party.

2.	Finance Documents

(a)	An Italian law governed confirmation and extension deed in form and substance satisfactory to the Bond Trustee executed by each party to an Italian law governed Transaction Security Document (including the Issuer and each Italian Guarantor) to be duly executed, perfected and delivered to the Bond Trustee.

(b)	Any other agreement (including any amendment, confirmation or similar documents in respect of any Security), notice, undertaking, documents and registration or other action required in connection with and implementation of the Italian law governed confirmation and extension deed listed in paragraph (a) above.

(All Finance Documents to be delivered in original).

3.	Legal opinion

The delivery to the Bond Trustee of any legal opinions as may be reasonably required by the Bond Trustee in relation to the execution and delivery of the Documents and confirming the due execution by the Issuer of the Agreement and any other Finance Document or Transaction Document.

SIGNATURE PAGE

Signed by an authorised signatory for and on behalf of

SOLIS BOND COMPANY DESIGNATED ACTIVITY COMPANY

(as Issuer)

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Director

Signed by an authorised signatory for and on behalf of

ALTERNUS ENERGY GROUP PLC

(as Parent)

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Director

For and on behalf of

NORDIC TRUSTEE AS

(as Bond Trustee)

By:	/s/ Lars Erik Laerum
Name:	Lars Erik Laerum
Title:	Authorised Signatory